Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-56161, 333-49732, 333-50806, 333-121073, 333-56161, 333-128441, and 333-129774 on Form S-8 of Sempra Energy, of our reports dated June 29, 2007 (which report with respect to Twin Oaks Savings Plan expresses an unqualified opinion and includes an explanatory paragraph referring to the merger of that Plan with the Sempra Energy Savings Plan), relating to the financial statements and supplemental schedule appearing in this Annual Report on Form 11-K of Sempra Energy Savings Plan, Sempra Energy Trading Retirement Savings Plan, Southern California Gas Company Retirement Savings Plan, San Diego Gas & Electric Company Savings Plan, Twin Oaks Savings Plan, and Mesquite Power, LLC Savings Plan for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

San Diego, California

June 29, 2007